Exhibit 10.27

Summary of Named Executive Officers’ Compensation

                The following table sets forth the salary payments the named executive officers of Digirad Corporation (the “Company”) received during the fiscal year ended December 31, 2004 (the “Prior Fiscal Year”).  The named executive officers listed below are also eligible to receive cash bonuses in recognition for their service to the Company in the Prior Fiscal Year as well as grants of options under the Company’s 2004 Stock Incentive Plan, all at the discretion of, and on terms determined by, the board of directors.  The determination of who constitutes the Company’s “named executive officers” for the Prior Fiscal Year is being made as of March 3, 2005 and may subsequently change, depending on the amount of any cash bonuses awarded by the board of directors to the Company’s officers with respect to services performed during the Prior Fiscal Year.

NAME	POSITION	SALARY PAYMENTS

David M. Sheehan	President, Chief Executive Officer and Director	$234,385

Vera P. Pardee	Vice President, General Counsel and Secretary	$192,912

Herbert J. Belluci	Senior Vice President of Operations	$185,754

Freire Lima	Vice President of Clinical Operations	$184,473

Martin B. Shirley	Regional Vice President of Sales, East	$211,639	(1)

(1) Includes amounts earned as commissions by Mr. Shirley during the fiscal year ended December 31, 2004.